Exhibit 5.1
September 23, 2021
Remitly Global, Inc.
1111 Third Avenue, Suite 2100
Seattle, WA 98101
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Remitly Global, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about September 23, 2021 in connection with the registration under the Securities Act of 1933, as amended (“Securities Act”), of resale of up to 5,293,823 shares (the “Shares”) of Common Stock, $0.0001 par value per share, of the Company (“Common Stock”) by the selling stockholders (the “Selling Stockholders”) described in the prospectus included in the Registration Statement (the “Prospectus”).
In connection with our opinion expressed below, we have examined originals or copies of the Registration Statement, the Prospectus, the Company’s certificate of incorporation, as amended, and the Company’s bylaws, the forms of the Company’s Amended and Restated Certificate of Incorporation and Restated Bylaws, each of which is to be in effect immediately prior to the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.3 and 3.4, respectively, to the Company’s registration statement on Form S-1 (No. 333-259167), and such other agreements, documents, certificates and statements as we have deemed advisable, and have examined such questions of law as we have considered necessary. In giving our opinion, we have also relied upon a management certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations by the Company.
In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same (other than the Company), the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.
We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law.
Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholders pursuant to the Registration Statement and the Prospectus are validly issued, fully paid and non-assessable.

Remitly Global, Inc.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.
This opinion is intended solely for use in connection with and the sale of Shares by the Selling Stockholders subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP